Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

21 February 2013

GAIN Capital Holdings, Inc. (“GAIN”)

No intention to make an offer for London Capital Group Holdings plc (“LCG”)

On 12 February 2013, LCG announced that it had received a preliminary approach from GAIN regarding a possible offer for the share capital of LCG, which GAIN acknowledged through an announcement made on 13 February 2013.

GAIN today announces that it does not intend to make an offer for LCG. GAIN and any person acting in concert with GAIN are subject to the restrictions imposed by Rule 2.8 of the City Code on Takeovers and Mergers.